AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

BY AND AMONG

EQUITEX, INC.,

EI ACQUISITION CORP.,

AND

HYDROGEN POWER, INC.

September 13, 2005

3.15	Validity of the Equitex Capital Stock	20
3.16	Full Disclosure	20
Article 4 Conduct of Business Pending the Merger		21
4.1	Conduct of Business by Equitex	21
4.2	Conduct of Business by the Company	21
Article 5 Additional Covenants and Agreements		21
5.1	Equitex Loan	21
5.2	Amendment to Sublicense Agreement and Consent of UBC	22
5.3	Governmental Filings	22
5.4	Expenses	22
5.5	Due Diligence; Access to Information; Confidentiality	22
5.6	Stockholders’ Meetings	23
5.7	Tax Treatment	24
5.8	Press Releases	24
5.9	Private Placement	24
5.10	No Solicitation	24
5.11	Registration Rights	25
5.12	Monetization of FastFunds Shares	25
5.13	Use of Equitex Publicly Traded Warrant Proceeds	25
5.14	Right to Elect Director of Equitex	26
5.15	Notification of Certain Matters	26
Article 6 Conditions		26
6.1	Conditions to Obligations of Each Party	26
6.2	Additional Conditions to Obligations of Equitex and Merger Sub	27
6.3	Additional Conditions to Obligations of the Company	28
Article 7 Termination		29
7.1	Termination	29
Article 8 Indemnification		29
8.1	Indemnification of the Company	29
8.2	Indemnification of Equitex	30
8.3	Indemnification Procedure.	30
Article 9 Dispute Resolution		32
9.1	Arbitration; Jurisdiction and Venue.	32
9.2	Arbitration Protocol	33
9.3	Exceptions and Qualifications to Binding Arbitration	35
Article 10 General Provisions		35
10.1	Notices	35
10.2	Knowledge Convention	36
10.3	No Survival	36
10.4	Interpretation	36
10.5	Severability	36
10.6	Amendment	36
10.7	Waiver	37
10.8	Miscellaneous	37
10.9	Counterparts; Delivery	37
10.10	Third-Party Beneficiaries	37
10.11	Governing Law	37

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is entered into as of September 13, 2005, by and among Hydrogen Power, Inc., a Delaware corporation (the “Company”), Equitex, Inc., a Delaware corporation (“Equitex”), and EI Acquisition Corp., a Delaware corporation that is wholly owned by Equitex (the “Merger Sub”).

INTRODUCTION

A.  The boards of directors of the Company, Equitex and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate a merger (the “Merger”) of Merger Sub with and into the Company, with the Company remaining as the surviving corporation and a wholly owned subsidiary of Equitex.

B.  Equitex, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by unanimous written consent of its board of directors in accordance with the requirements of Delaware General Corporation Law (the “DGCL”), and the certificate of incorporation and the bylaws of Merger Sub.

C.  Pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into the right to receive upon Closing (as defined in Section 1.2(d)) and thereafter, the Merger Consideration (as defined in Section 1.3 below).

D.  The parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan. Accordingly, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Code Section 368(a) and a “foreign merger” within the meaning of Section 87(8.1) of the Income Tax Act (Canada), and that, with respect to the Merger, Equitex, Merger Sub and the Company will each be a “party to a reorganization,” within the meaning of Code Section 368(b).

AGREEMENT

Now, Therefore, in consideration of the foregoing premises, and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

Article 1
Merger

1.1  The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article 6, at the Effective Time (as defined in Section 1.2(d) below), (i) Merger Sub will merge with and into the Company, and (ii) the Company will be the surviving corporation to the Merger and will become a wholly owned subsidiary of Equitex. The term “Surviving Company” as used herein shall mean the Company as a wholly owned subsidiary of Equitex after giving effect to the Merger. The Merger will be effected pursuant to the execution and filing of a certificate of merger in accordance with the provisions of the DGCL, and in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”).

1.2  Effects of Merger

(a)  From and after the Effective Time (as defined in paragraph (d)) and until further altered, amended or repealed in accordance with law, (i) the Merger Sub’s certificate of incorporation as in effect immediately prior to the Effective Time shall be the Surviving Company’s certificate of incorporation, and (ii) the Merger Sub’s bylaws as in effect immediately prior to the Effective Time shall be the Surviving Company’s bylaws.

(b)  From and after the Effective Time, (i) all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of the Company and Merger Sub shall vest in the Surviving Company; (ii) all of the assets and property of the Company and Merger Sub of every kind, nature and description (real, personal and mixed, and both tangible and intangible) and every interest therein, wheresoever located, including without limitation all debts or other obligations belonging or due to the Company or Merger Sub (other than any such debts or other obligations between them), all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Company; and (iii) all debts and obligations of the Company and Merger Sub (other than any such debts or other obligations between them), all rights of creditors of the Company or Merger Sub and all liens or security interests encumbering any of the property of the Company or Merger Sub shall be vested in the Surviving Company and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Company and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Company in its own name and for its own behalf. Without limiting the generality of the foregoing, Surviving Company specifically assumes all continuing obligations which the Company or Merger Sub would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Company’s certificate of incorporation, bylaws and pursuant to the DGCL, with respect to any and all claims arising out of actions taken or omitted by the Company’s officers and directors prior to the Effective Date.

(c)  Each of Equitex, the Company and Merger Sub shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of Equitex, and the officers of Surviving Company on behalf of the Company and Merger Sub, shall take all such lawful and necessary action.

(d)  Subject to the provisions of Article 6 and Article 7, the closing of the transactions contemplated hereby (the “Closing”) shall take place by mutual release of all Closing deliveries at a mutually agreeable date and time, but in no event later than September 30, 2005. On the Closing date, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall become effective upon such filing of the Certificate of Merger or at such later date or time as is specified in the Certificate of Merger (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which Merger shall become effective pursuant to this Section 1.2(d).

1.3  Effect on the Company’s Capital Stock and Merger Sub Capital Stock . To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)  Each issued and outstanding share of Company common stock (“Company Common Stock”) immediately prior to the Effective Time, other than shares to be extinguished pursuant to Section 1.3(c), shall be converted into and exchanged for:

(i)  that number of fully paid and non-assessable shares of Equitex common stock (“Equitex Common Stock”) equal to the quotient resulting from dividing (A) the number of shares of Equitex Common Stock issued and outstanding immediately prior to the Effective Time multiplied by 0.4 by (B) the number shares of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted basis (assuming the exercise or conversion of all Company Convertible Securities, as defined in Section 1.3(b)) (the “Common Stock Exchange Ratio”); and

(ii)  that number of fully paid and non-assessable shares of each of the Equitex Series L-1 Convertible Preferred Stock (the “L-1 Preferred Stock”), Equitex Series L-2 Convertible Preferred Stock (the “L-2 Preferred Stock”) and Equitex Series L-3 Convertible Preferred Stock (the “L-3 Preferred Stock”; collectively, the L-1 Preferred Stock, L-2 Preferred Stock and the L-3 Preferred Stock shall be referred to as the “Series L Preferred Stock”), respectively, equal to the quotient resulting from dividing (A) 100,000 by (B) the number of issued and outstanding shares of the Company’s Common Stock on the Closing Date, on a fully-diluted basis (assuming the exercise or conversion of all Company Convertible Securities, as defined in Section 1.3(b)) (the “Preferred Stock Exchange Ratio”); the Series L Preferred Stock shall have the rights, preferences and privileges as set forth in the Equitex Series L Convertible Preferred Stock Certificate of Designation, in the form attached hereto as Exhibit B (the “Certificate of Designation”), and be convertible as set forth therein.

Equitex shall issue to each holder of Company Common Stock (other than holders of shares extinguished pursuant to Section 1.3(c)) the number of shares of Equitex Common Stock and Series L Preferred Stock equal to the number of shares of Company Common Stock held by such shareholder multiplied by the Common Stock Exchange Ratio and Preferred Stock Exchange Ratio, respectively. No fractional shares of Equitex Common Stock or Series L Preferred Stock will be issued upon the exchange of Company Common Stock.

(b)  All outstanding securities exercisable or convertible into, or exchangeable for, shares of Company Common Stock (including without limitation options and warrants to purchase shares of Company Common Stock) that are outstanding immediately prior to the Effective Time (the “Company Convertible Securities”) shall convert automatically into securities exercisable or convertible into, or exchangeable for, that number of shares of Equitex Common Stock and Series L Preferred Stock (“Equitex Convertible Securities”) as the holders thereof would have been entitled to receive if such Company Convertible Securities had been converted into or exercised for shares of Company Common Stock immediately prior to the Effective Time, based on the Common Stock Exchange Ratio and Preferred Stock Exchange Ratio, respectively; provided, however, that the exercise price per share of Equitex Common Stock under each such Equitex Convertible Security received by holders of Company Convertible Securities will be equal to the quotient obtained by dividing the purchase price per share of Company Common Stock under each outstanding Company Convertible Security by the Common Stock Exchange Ratio and Preferred Stock Exchange Ration, as applicable. No fractional shares of Equitex Common Stock or Series L Preferred Stock will be issued upon exercise or conversion of Equitex Convertible Securities issuable hereunder. The Equitex Convertible Securities issuable upon the Merger under this paragraph (b) and the Equitex Common Stock and the Series L Preferred Stock issuable upon the Merger under paragraph (a) above are collectively referred to as the “Merger Consideration.”

(c)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Merger Sub, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d)  All issued and outstanding shares of common stock of Merger Sub held by Equitex immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

1.4  Rights of Holders of Company Capital Stock.

(a)  On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Company Common Stock (except shares cancelled or extinguished pursuant to Section 1.3(c)) shall be deemed, for all purposes, to evidence ownership of and to represent the number of whole shares of Equitex Common Stock and Series L Preferred Stock into which such shares of Company Common Stock shall convert pursuant to Section 1.3(a) above. After the Effective Date, the record holder of each such outstanding certificate representing shares of Company Common Stock shall be entitled to vote the shares of Equitex Common Stock and Series L Preferred Stock, as applicable, into which such shares of Company Common Stock shall have been converted on any matters on which the holders of record of Equitex capital stock having voting rights shall be entitled to vote, as of any date after the Effective Date. In any matters relating to certificates representing Company common stock, Equitex shall be entitled to rely conclusively upon the record of stockholders containing the names and addresses of the holders of record of Company Common Stock on the Effective Date.

(b)  On and after the Effective Date, Equitex shall reserve a sufficient number of authorized but unissued shares of Equitex Common Stock and Series L Preferred Stock, as applicable, for issuance in connection with (i) the conversion of Company Common Stock into Equitex Common Stock and Series L Preferred Stock, (ii) the conversion or exercise of all Equitex Convertible Securities into which Company Convertible Securities are converted pursuant to Section 1.3(b) and (iii) the conversion of the foregoing Series L Preferred Stock.

1.5  Procedure for Exchange of Certificates.

(a)  Equitex or its transfer agent shall act as exchange agent in the Merger (the “Exchange Agent”). As soon as practicable following the Effective Time, the Exchange Agent will mail or cause to be mailed to each former holder of Company Common Stock (except shares cancelled or extinguished pursuant to Section 1.3(c)), as recorded on the Company’s books and records immediately prior to the Merger, a letter of transmittal in customary form with instructions for effecting the exchange of certificates representing Company Common Stock and the Merger Consideration.

(b)  Upon surrender of a certificate representing Company Common Stock to the Exchange Agent (or its representative) for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent to effect the certificate exchange, each such former holder of Company Common Stock shall be entitled to receive certificates representing the number of whole shares of Equitex Common Stock and Series L Preferred Stock into which shares of Company Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 1.3(a).

(c)  If there is a transfer of Company Common Stock ownership which is not registered in the Company’s transfer records, a certificate representing the proper number of shares of Equitex Common Stock and Series L Preferred Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (i) upon presentation to the corporate secretary of Equitex, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Equitex Common Stock and Series L Preferred Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Equitex that such tax has been paid or is not applicable, and (iii) the issuance of such Equitex Common Stock and Series L Preferred Stock shall not, in the sole discretion of Equitex, violate the requirements of applicable securities laws and regulations with respect to the private placement of Equitex Common Stock and Series L Preferred Stock that will result from the Merger. For all purposes of this Agreement, the term “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

(d)  All shares of Equitex Common Stock and Series L Preferred Stock issued upon the surrender for exchange of Company Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(e)  Any shares of Equitex Common Stock and Series L Preferred Stock issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) or (ii) upon receipt by Equitex of a written opinion of counsel reasonably satisfactory to Equitex to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of Equitex Common Stock and Series L Preferred Stock issued in the Merger, in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS.

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS.

The failure, however, of such certificates to contain such a legend shall not affect the enforceability of restrictions set forth in this Section 1.5, except as otherwise provided by applicable law.

(f)  In the event any certificate for Company Common Stock shall have been lost, stolen or destroyed, Equitex shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Equitex Common Stock and Series L Preferred Stock as may be required pursuant to this Agreement.

1.6  No Dissenting Shares. Prior to the date hereof, the Company shall have obtained from each of its stockholders, in a form acceptable to Equitex in its sole discretion, a waiver of such stockholder’s respective dissenters’ rights under Section 262 of the DGCL.

1.7  Directors and Officers of Surviving Company. The directors and officers of the Company immediately prior to the Effective Time shall serve as the initial directors and officers, respectively, of the Surviving Company on and after the Effective Time; provided that, at the Effective Time, Equitex shall be entitled to appoint one additional director to the board of directors of the Surviving Company. Such directors (including any such director appointed by Equitex) and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Company’s certificate of incorporation and bylaws and applicable law.

Article 2
Representations and Warranties of the Company

The Company and Global Hydrofuel Technologies, Inc., a Canadian federal corporation and holder of a majority of the capital stock of the Company (“GHTI”), hereby jointly and severally represent and warrant to Equitex and Merger Sub as follows:

2.1  Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The Company is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company given the Company’s current business operations. For all purposes of this Agreement, the term “Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

2.2  Authority Relative to this Agreement; Non-Contravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s board of directors and, except for approval of this Agreement and the Merger by the requisite vote of the Company’s shareholders (the “Required Company Stockholder Vote”), no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Equitex and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except as set forth in Schedule 2.2, the Company is not subject to, or obligated under, any provision of (a) its certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company. Except for (i) approvals under applicable blue sky laws, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, and (iii) such filings, authorizations or approvals as may be set forth in Schedule 2.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

2.3  Capitalization.

(a)  The authorized, issued and outstanding shares of capital stock of the Company, and Company Convertible Securities, as of the date hereof are correctly set forth on Schedule 2.3(a). The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 2.3(a), the Company has no other equity securities or securities containing any equity features (including Company Convertible Securities) authorized, issued or outstanding. Other than as described on Schedule 2.3(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. Except as set forth on Schedule 2.3(a), there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

(b)  The Company does not own, and is not party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. To the Company’s Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of the Company.

2.4  Litigation. Except as set forth on Schedule 2.4, there are no actions, suits, proceedings, orders or investigations pending or, to the Company’s Knowledge, threatened against the Company, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

2.5  No Brokers or Finders. Except as disclosed on Schedule 2.5, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company.

2.6  Tax Matters.

(a)  (i) The Company has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Company Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) the Company has established on the Company Latest Balance Sheet (as defined in Section 2.14 below), in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”), reserves that are adequate for the payment of any Taxes not yet due and payable; (v) the Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties, including without limitation employees, and the payment thereof (including without limitation withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b)  For all purposes of this Agreement, the terms “Tax” and “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

(c)  There are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

(d)  No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 2.6, no waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 2.6, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Company’s Knowledge, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns. The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

(e)  Except as set forth on Schedule 2.6, the Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company not to be deductible (in whole or in part) under Section 280G of the Code. The Company is not liable for any Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes. The Company is not party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. The Company has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. The Company is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. The Company has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any person.

(f)  The Company has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(g)  Except as set forth on Schedule 2.6, the Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

2.7  Contracts and Commitments.

(a)  Schedule 2.7 hereto lists the following agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the Company’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of the Company’s capital stock or the election of directors; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which the Company is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (xi) lease or agreement under which the Company is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract which prohibits the Company from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed in Schedule 2.19(b) hereto; (xiv) contract or commitment for capital expenditures in excess of $10,000; (xv) agreement for the sale of any capital asset; (xvi) contracts, understandings, arrangements or commitments with respect to the acquisition and/or use by the Company of Intellectual Property of others or by others of Company Intellectual Property (as defined in Section 2.19 hereof); or (xvii) other agreement which is either material to the Company’s business or was not entered into in the ordinary course of business.

(b)  The Company has performed all obligations required to be performed by them in connection with the contracts or commitments required to be disclosed in Schedule 2.7 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no Knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

2.8  Affiliate Transactions. Except as set forth in Schedule 2.8, and other than pursuant to this Agreement, no officer, director or employee of the Company, any Company subsidiary or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Company Insiders”), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). The Company is not indebted to any Company Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company except for cash advances for ordinary business expenses). None of the Company Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 2.8 the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

2.9  Compliance with Laws; Permits.

(a)  Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company, the Company and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including but not limited to federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against the Company, and the Company has not received any notice, alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Equitex after it acquires the Company’s properties, assets and business.

(b)  The Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the “Company Permits”). A true, correct and complete list of all the Company Permits is set forth in Schedule 2.9 hereto. The Company has conducted its business in compliance with all material terms and conditions of the Company Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

2.10  Financial Statements. The Company has provided Equitex unaudited balance sheets of the Company as of June 30, 2005, along with the related unaudited statements of income, changes in stockholders’ equity, and cash flows of the Company for the period then ended (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied with past practice and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the date of and for the period referred to in the Company Financial Statements. Within three (3) weeks from the date hereof, the Company will provide audited balance sheets as of June 30, 2005 and related audited statements of income, changes in stockholders’ equity, and cash flows of the Company for the period then ended, such financial statements to be audited by a reasonable firm licensed to practice before the Securities and Exchange Commission.

2.11  Books and Records. The books of account, minute books, stock record books, and other records of the Company, have been made available to Equitex, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company. At the Closing, all of the Company’s records will be in the possession of the Company.

2.12  Real Property

. The Company does not own any real property. Schedule 2.12 contains an accurate list of all leaseholds and other interests of the Company in any real property. The Company has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in the Company’s business.

2.13  Insurance. The insurance policies owned and maintained by the Company that are material to the Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Company has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

2.14  Absence of Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of the Company at June 30, 2005 included among the Company Financial Statements, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after June 30, 2005 in the ordinary course of business, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, or (ii) as otherwise set forth in Schedule 2.14. As of the date hereof, the Company has less than $850,000 in aggregate liabilities.

2.15  Environmental Matters. The Company is, and at all times has been, in full compliance with, and has not been in violation of or liable under, any Environmental Law (as defined below) such that non-compliance or violation would reasonably be expected to have a materially adverse effect on the Company or the Surviving Company. The Company has no basis to expect, nor have it received, any actual or threatened order, notice or other communication from any governmental agency, office or body, or any private citizen, acting in the public interest, or the current or prior owner or operator of any building in which the Company transacts business, of any actual or potential violations or failure to comply with any Environmental Law. For purposes of this Agreement, the term “Environmental Law” shall mean any legal requirement that requires or relates to: (a) advising appropriate authorities, employees and/or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions, and the commencement of activities, such as resource extraction or construction, that could have a significant impact on the environment; (b) preventing or reducing to acceptable levels the release or existence of pollutants or hazardous materials or substances in the environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties or groups of private parties for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public property or assets. None of the operations of the Company involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

2.16  Absence of Certain Developments. Except as set forth in Schedule 2.16 or as disclosed in the Company Financial Statements or as otherwise contemplated by this Agreement, since June 30, 2005, the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred (a) any event having a Material Adverse Effect on the Company or likely to have a Material Adverse Effect on the Surviving Company, (b) any event that would reasonably be expected to prevent or materially delay the performance of the Company’s obligations pursuant to this Agreement, (c) any material change by the Company in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Company or any redemption, purchase or other acquisition of any of the Company’s securities, (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of the Company, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company, (f) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company, (g) any amendment to the Company’s certificate of incorporation or bylaws, (h) other than in the ordinary course of business consistent with past practice, any (i) capital expenditures by the Company, (ii) purchase, sale, assignment or transfer of any material assets by the Company, (iii) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of the Company, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Company, or (iv) cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims, (i) any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company, (k) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (l) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which it is bound, (m) entry by the Company into any loan or other transaction with any officers, directors or employees of the Company, (n) any charitable or other capital contribution by the Company or pledge therefore, (o) entry by the Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (p) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (p).

2.17  Employee Benefit Plans.

(a)  Schedule 2.17(a) lists all material (i) “employee benefit plans,” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974 or any successor law and the regulations thereunder (“ERISA”), of the Company, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of the Company, in the case of a plan described in (i) or (ii) above, that is currently maintained by the Company or with respect to which the Company has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Company Plans”). The Company has heretofore delivered to Equitex true and complete copies of the Company Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)  No Company Plan is (i) a “multiemployer plan” within the meaning of ERISA Sections 3(37) or 4001(a)(3), (ii) a “multiple employer plan” within the meaning of ERISA Section 3(40) or Code Section 413(c), or (iii) is subject to ERISA Title IV or Code Section 412.

(c)  Except as set forth in Schedule 2.17(c), there is no proceeding pending or, to the Company’s Knowledge, threatened against the assets of any Company Plan or, with respect to any Company Plan, against the Company other than proceedings that would not reasonably be expected to result in a material liability, and there is no proceeding pending or, to the Company’s knowledge, threatened in writing against any fiduciary of any Company Plan other than proceedings that would not reasonably be expected to result in a material liability.

(d)  Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(e)  Each of the Company Plans that is intended to be “qualified” within the meaning of Code Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the Internal Revenue Service.

(f)  Except as set forth in Schedule 2.17(f), no director, officer, or employee of the Company will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Company Plan solely as a result of consummation of the transactions contemplated by this Agreement.

2.18  Employees.

(a)  Schedule 2.18 lists the following information for each employee and each director of the Company as of the date of this Agreement, including each employee on leave of absence or layoff status: (i) name; (ii) job title; (iii) current annual base salary or annualized wages; and (iv) cash bonus compensation earned during 2004.

(b)  Except as otherwise set forth in Schedule 2.18, or as contemplated by this Agreement, to the Company’s Knowledge, (i) neither any executive employee of the Company nor any group of the Company’s employees has any plans to terminate his, her or its employment; (ii) the Company has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (iv) to the Company’s Knowledge, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (v) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company set forth in Schedule 2.18 hereto.

2.19  Intellectual Property.

(a)  Except as set forth in Schedule 2.19(a), the Company owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “Company Intellectual Property”):

(i)  patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)  registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)  registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)  trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, “Know-How”); and

(v)  software (together with Patents, Copyrights, Trademarks, and Know-How, “Intellectual Property”).

(b)  Set forth on Schedule 2.19(b) is a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by or licensed by or to, the Company, together with a complete and accurate list of all Persons from which or to which the Company licenses any material Intellectual Property. The Company has attached to Schedule 2.19(b) true and correct copies of the Company’s current license agreements (the Hydrogen Power License Agreements”). The Company, and to the Company’s Knowledge, each of the other parties to such Agreements, is not in breach of any term or provision of the Hydrogen Power License Agreements, and such Agreements are valid and enforceable.

(c)  Except as set forth on Schedule 2.19(c), and to the Company’s Knowledge, the Company has exclusive rights to the Company Intellectual Property (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances and free of all licenses. No Copyright registration, Trademark registration, or Patent set forth in Schedule 2.19(b) has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to the Company’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)  Except as set forth in Schedule 2.19(d), and to the Company’s Knowledge, neither the conduct of the Company’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and there are no infringements of the Company Intellectual Property by any Person. Except as set forth in Schedule 2.19(a) and Schedule 2.19(c), there are no claims pending or, to the Company’s Knowledge, threatened (i) alleging that the Company’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (ii) alleging that the Company’s Intellectual Property is being infringed by any Person, or (iii) challenging the ownership, validity or enforceability of the Company Intellectual Property.

(e)  The Company has not entered into any consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Company Intellectual Property other than as part of the license agreements listed in Schedule 2.19(b) or set forth in Schedule 2.19(c).

(f)  Except as set forth in Schedule 2.19(f), the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Company Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Surviving Company.

2.20  Tax-Free Reorganization. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Code Section 368(a). For all purposes of this Agreement, the term “Affiliate” shall have the meaning as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as such regulation is in effect on the date hereof.

2.21  Vote Required. The affirmative vote of a majority of the votes of holders of the outstanding shares of Company Common Stock are entitled to cast is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

2.22  Full Disclosure. The representations and warranties of the Company contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which the Company has Knowledge that has not been disclosed to Equitex pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or materially adversely affect the ability of the Company to consummate in a timely manner the transactions contemplated hereby.

Article 3
Representations and Warranties of Equitex and Merger Sub

Equitex and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1  Organization and Qualification. Equitex and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware; and each has the requisite corporate power to carry on their respective businesses as now conducted. The copies of the certificate of incorporation and bylaws of Equitex and Merger Sub which have been made available to the Company on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Equitex is licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Equitex.

3.2  Authority Relative to this Agreement; Non-Contravention. Each of Equitex and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by Equitex and Merger Sub, and the consummation by Equitex and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Equitex and Merger Sub. Except for approval of the Merger by Equitex (as the sole stockholder of Merger Sub) in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, no other corporate proceedings on the part of Equitex or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Equitex and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Equitex and Merger Sub enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except as set forth in Schedule 3.2, Equitex is not subject to, nor obligated under, any provision of (a) its articles or certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Equitex. Except for (i) approvals under applicable blue sky laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iii) such filings, authorizations or approvals as may be set forth in Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Equitex for the consummation by Equitex or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Equitex or Merger Sub.

3.3  Capitalization.

(a)  The authorized, issued and outstanding shares of capital stock of Equitex, and all securities convertible into or exchangeable for capital stock of Equitex, as of the date hereof are correctly set forth on Schedule 3.3(a). The issued and outstanding shares of capital stock of Equitex are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights. Other than as described on Schedule 3.3(a), Equitex has no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.3(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Equitex and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Equitex any shares of capital stock or other securities of Equitex of any kind. Except as set forth on Schedule 3.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Equitex to repurchase or otherwise acquire any shares of its capital stock.

(b)  The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $.001 per share, one share of which is issued and outstanding. As of the date hereof, all such issued and outstanding shares of Merger Sub common stock are held of record by Equitex. The issued and outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Merger Sub to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.

3.4  Exchange Act Reports. Prior to the date of this Agreement, Equitex has delivered or made available to the Company complete and accurate copies of (a) Equitex’s Annual Reports on Form 10-KSB for the years ended December 31, 2004 (the “Equitex 10-K Reports”) as filed with the United States Securities and Exchange Commission (the “SEC”), (b) all Equitex proxy statements and annual reports to stockholders used in connection with meetings of Equitex stockholders held since Equitex’s incorporation (“Equitex Proxies”); (c) Equitex’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2003 through June 30, 2005 (the “Equitex 10-Q Reports”), as filed with the SEC; (d) all current reports on Form 8-K filed with the SEC after September 30, 2003 (the “Equitex 8-K Reports”); (e) all registration statements (as amended) under the Securities Act and Securities Exchange Act of 1934 filed by Equitex with the SEC (the “Equitex Registration Statements,” and together with the Equitex 10-K Reports, Equitex Proxies and Equitex 10-Q Reports, referred to as the “Equitex SEC Filings”). As of their respective dates, or as subsequently amended prior to the date hereof, to Equitex’s Knowledge, each of the Equitex SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. The financial statements (including footnotes thereto) included in or incorporated by reference into the Equitex 10-K Reports, Equitex 10-Q Reports and the Equitex Registration Statements filed under the Securities Act (the “Equitex Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of Equitex as of the dates thereof and results of operations for the periods referred to therein. Equitex has not received any advice or notification from its independent certified public accountants that Acquisition has used any improper accounting practice or failed to maintain proper internal controls that would have the effect of not reflecting or incorrectly reflecting in the Equitex Financial Statements or the books and records of Equitex, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Equitex accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of Equitex. Equitex has not engaged in any transaction, maintained any bank account, or used any funds of Equitex, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Equitex.

3.5  Litigation. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to Equitex’s Knowledge, threatened against Equitex, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6  No Brokers or Finders. Except as disclosed on Schedule 3.6, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Equitex.

3.7  Tax Matters.

(a)  (i) Equitex has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “Equitex Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Equitex Returns are complete and accurate in all material respects; (iii) Equitex has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Equitex has established on the Equitex Latest Balance Sheet (as defined in Section 3.12 below), in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; (v) Equitex has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties, including without limitation employees, and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b)  There are no liens for Taxes upon any assets of Equitex, except liens for Taxes not yet due.

(c)  No deficiency for any Taxes has been proposed, asserted or assessed against Equitex that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by Equitex regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Except as set forth on Schedule 3.7, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Equitex Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Equitex by any Taxing authority regarding any such Tax audit or other proceeding, or, to Equitex’s Knowledge, is any such Tax audit or other proceeding threatened with regard to any Taxes or Equitex Returns. Equitex does not expect the assessment of any additional Taxes of Equitex for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Equitex which would exceed the estimated reserves established on its books and records.

(d)  Except as set forth on Schedule3.7, Equitex has not requested any extension of time within which to file any Equitex Return, which return has not since been filed.

(e)  Except as set forth on Schedule 3.7, Equitex is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Equitex not to be deductible (in whole or in part) under Section 280G of the Code. Equitex is not liable for any Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Equitex with respect to Taxes. Equitex is not party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Equitex has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. Equitex is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

3.8  Affiliate Transactions. Except as reported in Equitex SEC Filings or as set forth on Schedule 3.8, and other than pursuant to this Agreement, no officer, director or employee of Equitex or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Equitex Insiders”), has any agreement with Equitex (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Equitex (other than ownership of capital stock of Equitex). Equitex is not indebted to any Equitex Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Equitex Insider is indebted to Equitex) except for cash advances for ordinary business expenses). None of the Equitex Insiders has any direct or indirect interest in any competitor, supplier or customer of Equitex or in any person, firm or entity from whom or to whom Equitex leases any property, or in any other person, firm or entity with whom Equitex transacts business of any nature. For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

3.9  Compliance with Laws; Permits.

(a)  Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Equitex, Equitex and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including but not limited to federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Equitex, and Equitex has not received any notice, alleging a violation of any such laws, regulations or other requirements.

(b)  Equitex has no licenses, permits and certificates from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) and none are necessary to permit it to conduct its business and own and operate its properties

3.10  Real Property. Equitex does not own any real property. All leaseholds and other interests of Equitex in any real property are identified in the Equitex SEC Filings. Equitex has good and valid title to such leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Equitex’s business.

3.11  Insurance. The insurance policies owned and maintained by Equitex that are material to Equitex are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Equitex is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Equitex has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.12  Absence of Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of Equitex at June 30, 2005 included in Equitex’s Quarterly Report on Form 10-QSB for such period (the “Equitex Latest Balance Sheet”), Equitex has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of the Equitex Latest Balance Sheet in the ordinary course of business, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, or (ii) as otherwise set forth in Schedule 3.12 attached hereto.

3.13  Absence of Certain Developments. Except as set forth in Schedule 3.13 or as disclosed in the Equitex SEC Filings or as otherwise referenced in or contemplated by this Agreement, since Equitex’s Latest Balance Sheet, Equitex has conducted its business only in the ordinary course consistent with past practice and there has not occurred (a) any event having a Material Adverse Effect on Equitex, (b) any event that would reasonably be expected to prevent or materially delay the performance of Equitex’s obligations pursuant to this Agreement, (c) any material change by Equitex in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Equitex or any redemption, purchase or other acquisition of any of Equitex’s securities, (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Equitex, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Equitex, (f) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Equitex, (g) any amendment to the certificate of incorporation or bylaws of Equitex, (h) other than in the ordinary course of business consistent with past practice, any (i) capital expenditures by Equitex, (ii) purchase, sale, assignment or transfer of any material assets by Equitex, (iii) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of Equitex, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Equitex, or (iv) cancellation, compromise, release or waiver by Equitex of any rights of material value or any material debts or claims, (i) any incurrence by Equitex of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Equitex, (k) entry by Equitex into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (l) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Equitex is a party or by which any of them is bound, (m) entry by Equitex into any loan or other transaction with any officers, directors or employees of Equitex or any subsidiary or affiliate of Equitex, (n) any charitable or other capital contribution by Equitex or pledge therefore, (o) entry by Equitex into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (p) any negotiation or agreement by the Equitex to do any of the things described in the preceding clauses (a) through (p).

3.14  Tax Free Reorganization. Neither Equitex nor, to Equitex’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Code Section 368(a).

3.15  Validity of the Equitex Capital Stock. The shares of Equitex Common Stock and Series L Preferred Stock to be issued to holders of Company Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable. Similarly, the shares of Equitex Common Stock to be issued upon conversion of Series L Preferred Stock and upon exercise of the Equitex Convertible Securities, each issued as Merger Consideration under this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

3.16  Full Disclosure. The representations and warranties of Equitex and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Equitex or Merger Sub has Knowledge that has not been disclosed to the Company pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Equitex or Merger Sub, or materially adversely affect the ability of Equitex or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

Article 4
Conduct of Business Pending the Merger

4.1  Conduct of Business by Equitex. From the date of this Agreement until the Effective Date, except as set forth on Schedule 4.1 or as otherwise agreed to in writing by the Company or expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 4.1, Equitex shall not, directly or indirectly, (a) amend its certificate of incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Equitex, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Equitex, (d) incur any indebtedness for borrowed money or guarantee such indebtedness of another person, issue or sell any debt securities, (e) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Equitex’s entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 3.2, (f) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Equitex’s past custom and practice, except as set forth on Schedule 4.1, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

4.2  Conduct of Business by the Company. From the date of this Agreement until the Effective Date, or in the event of termination of this Agreement by Equitex pursuant to Section 7.1(b) or 7.1(c), until the earlier of (A) the thirtieth (30th) day following such termination or (B) the issuance of the Loan Conversion Shares (as defined in Section 5.1), unless Equitex shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 4.2, the Company shall not, directly or indirectly, (a) amend its certificate of incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of the Company, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of the Company, (d) incur any indebtedness for borrowed money or guarantee such indebtedness of another person, issue or sell any debt securities, (e) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of the Company’s entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 2.2, (f) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company’s past custom and practice, (g) issue or sell any capital stock or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with exercise or conversion of the Company securities outstanding on the date of this Agreement, (h) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (i) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

Article 5
Additional Covenants and Agreements

5.1  Equitex Loan. On or within four (4) business days of the date hereof, Equitex shall loan the Company, in cash, Three Million and No/100 Dollars ($3,000,000) (the “Loan Amount”), pursuant to the terms and conditions of a promissory note in the principal amount of $3,000,000 and payable on the third anniversary of the date such Loan Amount is delivered to the Company, with interest accruing at a rate equal to the Prime Rate for U.S. banks as published in Money Rates Column of the Money and Investing Section of The Wall Street Journal from time to time, in the form attached hereto as Exhibit C (the “Promissory Note”). The Company’s payment and performance obligations under the Promissory Note shall be secured pursuant to a security agreement in the form attached hereto as Exhibit D (the “Security Agreement”). The Company hereby acknowledges receipt of $1,000,000 of the Loan Amount from Equitex on July 6, 2005. Subject to the provisions of this Section, in the event of termination of this Agreement, the Loan Amount paid by Equitex to the Company through the date of termination shall automatically and without any further action by the parties convert into shares of capital stock of the Company of the same class and series of the most senior class and series of Company capital stock outstanding as of the date hereof at a conversion rate of $3.00 per share (the “Loan Conversion Shares”); provided that, the Company shall have the right, for a period of 120 days after the resulting conversion, to redeem all of the Loan Conversion Shares at a price equal to 120% of the cash consideration paid therefor.. Notwithstanding the foregoing, in the event such termination is by Equitex pursuant to Section 7.1(b) or 7.1(c), the conversion of the Loan Amount shall be at the option of Equitex, in its sole discretion. The Company hereby covenants that it will reserve for issuance a sufficient number of shares of its senior class and series of capital stock to satisfy its obligation to issue such Loan Conversion Shares.

5.2  Amendment to Sublicense Agreement and Consent of UBC. On or prior to the Closing Date, the Company, GHTI and the University of British Columbia, a corporation continued under the University Act of British Columbia (“UBC”) shall enter into the First Amendment to the Sublicense Agreement and Consent, substantially in the form attached hereto as Exhibit E (the “Amended Sublicense Agreement”).

5.3  Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including but not limited to the Exchange Act and the listing requirements of Nasdaq, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with a meaningful opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.4  Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by each party shall be borne solely by such party.

5.5  Due Diligence; Access to Information; Confidentiality.

(a)  Between the date hereof and the Effective Date, the Company and Equitex shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including without limitation all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including without limitation abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided further, that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)  Prior to Closing and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither Equitex nor the Company nor any of their respective officers, employees, attorneys, accountants and other representatives shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)  is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

(ii)  becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

(iii)  is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency or as otherwise required to be disclosed under applicable law. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.6  Stockholders’ Meetings.

(a)  As promptly as practicable after the date hereof, each of the Company and Merger Sub shall, in accordance with the applicable provisions of the DGCL and their respective certificates of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of their respective stockholders for the purpose of considering and taking action upon this Agreement and the Merger, or, obtain written consents in lieu thereof in accordance with the DGCL from stockholders of the Company or Merger Sub, as applicable, that hold not less than the minimum number of votes that would be necessary to take action and authorize this Agreement and the Merger (in any case and regardless of whether pursued through a meeting or written consent in lieu thereof; and

(b)  As promptly as practicable after the date hereof, Equitex shall, in accordance with its certificates of incorporation and bylaws and applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action satisfying the requirements of Nasdaq and other applicable securities laws and regulations, or obtain written consents in lieu thereof in accordance with the DGCL from stockholders of Equitex that hold not less than the minimum number of votes that would be necessary to take action and authorize this Agreement and the Merger.

5.7  Tax Treatment. None of Equitex, Merger Sub or the Company, or the Surviving Company after the Effective Date, shall knowingly take any action which could reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Code Section 368(a).

5.8  Press Releases. The Company and Equitex shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.9  Private Placement. Each of the Company and Equitex shall take all necessary action on its part such that the issuance of the Merger Consideration to the Company’s stockholders (and holders of Company Convertible Securities) constitutes a valid “private placement” under the Securities Act or is otherwise not subject to the registration requirements of the Securities Act. Without limiting the generality of the foregoing, (a) Equitex and the Company shall provide each Company stockholder with a stockholder qualification questionnaire in the form attached hereto as Exhibit F (the “Stockholder Questionnaire”) or Exhibit G (the “Non-U.S. Stockholder Questionnaire”) and (b) the Company shall use its best efforts to cause each Company stockholder to attest that (i) such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that such stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) is not a “U.S. Person “within the meaning of Regulation S of the Securities Act and has not been offered the merger Consideration in the United State, or (D) has appointed an appropriate person reasonably acceptable to both Equitex and the Company to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

5.10  No Solicitation.

(a)  Unless and until this Agreement shall have been terminated pursuant to Section 7.1, neither Equitex nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Equitex may engage in such discussion in response to an unsolicited proposal from an unrelated and non-Affiliated party if Equitex’s board of directors determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of Equitex’s board of directors. Equitex will promptly advise the Company if it receives a proposal or inquiry with respect to the matters described above.

(b)  Unless and until this Agreement shall have been terminated pursuant to Section 7.1, neither the Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that the Company may engage in such discussion in response to any unsolicited proposal from an unrelated and non-Affiliated party if the Company’s board of directors determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Company’s board of directors. The Company will promptly advise Equitex if it receives a proposal or inquiry with respect to the matters described above.

5.11  Registration Rights. Equitex agrees to use its best efforts to prepare and file with the Securities and Exchange Commission (the “SEC”), as early s possible following Closing, and in no event later than sixty (60) days following closing, a registration statement under the Securities Act covering the resale of (i) the Equitex Common Stock issued at the Effective Time pursuant to the Merger and (ii) the Equitex Common Stock issuable upon conversion of the Series L Preferred Stock issued pursuant to the Merger (collectively, the “Registrable Securities”). Equitex will use its best efforts to obtain the effectiveness of such registration statement(s) as soon as practicable, and once effective, to maintain such effectiveness for a period of at least two years from the date such Registrable Securities were issued. Equitex’s obligation to obtain and maintain such effectiveness is conditioned upon the cooperation of the holders of the Registrable Securities in furnishing information to Equitex relating to such holders’ method of distribution and other information requested by Equitex. Any and all expenses incurred in connection with such registration shall be borne by Equitex. Any and all selling expenses incurred by the holders of the Registrable Securities shall be borne by such holders.

5.12  Monetization of FastFunds Shares. On or after date hereof, Equitex shall commence to monetize its holdings of the capital stock of FastFunds Financial Corporation, a Nevada corporation, in accordance with applicable law. Equitex agrees that it shall use the first $10,000,000 of the net proceeds from such monetization toward the exploitation and commercialization of the Company Intellectual Property, $5,000,000 of which shall be provided to the Company within 120 days of the Closing. Any funds in excess of $10,000,000 received by Equitex from such monetization may be used by Equitex in its sole discretion.

5.13  Use of Equitex Publicly Traded Warrant Proceeds. Equitex hereby agrees to use at least 95% of the net proceeds from the exercise of all publicly traded Equitex Class A and Class B redeemable warrants (or any warrants issued and exchanged thereof) for the exploitation and commercialization of the Company Intellectual Property. Any amounts payable under this Section 5.13 shall be made available to the Company within fifteen (15) days of receipt of such proceeds by Equitex.

5.14  Right to Elect Director of Equitex. At the Effective Time, the Company shall be entitled to appoint one director to Equitex’s board of directors to hold office for the term specified in, and subject to the provisions contained in, Equitex’s Certificate of Incorporation, Bylaws and applicable law.

5.15  Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or (iii) if such party determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement.

Article 6
Conditions

6.1  Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)  There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)  This Agreement and all of the transactions contemplated hereby shall have been duly authorized by the boards of directors of the Company, Equitex and Merger Sub. The Merger and this Agreement shall have been approved by the Required Company Stockholder Vote, by the stockholders of Equitex and by Equitex as the sole stockholder of Merger Sub.

(c)  There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Equitex or Merger Sub of all or a material portion of the business or assets of the Company, or to compel Equitex or Merger Sub or any of their respective subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Equitex or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(d)  There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.1(c).

(e)  There shall be available exemptions from the registration requirements of the Securities Act and all applicable blue sky laws for the offer and issuance of the Equitex Common Stock and Series L Preferred Stock pursuant to the Merger.

6.2  Additional Conditions to Obligations of Equitex and Merger Sub. The obligations of Equitex and Merger Sub to effect the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver of the following conditions:

(a)  The Company shall have delivered to Equitex financial statements for any interim quarterly periods subsequent to the Company Financial Statements evidencing the financial and operational performance of the Company.

(b)  Since the date of this Agreement, the Company shall have continued to conduct its operations in accordance with the provisions of Section 4.2.

(c)  The Company shall have delivered to Equitex the Amended Sublicense Agreement executed by the Company, GHTI and UBC, in the form attached as Exhibit E hereto and as more fully discussed in Section 5.2.

(d)  The representations of the Company contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

(e)  The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation those set forth on Schedule 2.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

(f)  The Company shall have received from each of its stockholders, in a form acceptable to Equitex in its sole discretion, a waiver of their respective dissenters’ rights under Section 262 of the DGCL. A copy of such waivers shall be provided to Equitex prior to the Effective Date hereof.

(g)  The Company shall have furnished to Equitex a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Sections 6.2(a), (b), (d) (e) and (f) have been fulfilled.

(h)  The Company shall have furnished to Equitex (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a copy of the Company’s certificate of incorporation, certified by the Secretary of State of Delaware and one or more certificates from the Secretary of State of Delaware and any other jurisdictions evidencing the good standing of the Company in such jurisdictions in which it transacts business, and (iii) a certificate dated as of the Effective Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Equitex that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and certifying that the certified copy of the Company’s certificate of incorporation is true, correct and complete as received from such governmental office.

6.3  Additional Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver of the following conditions:

(a)  Since the date of this Agreement, Equitex shall have continued to conduct its operations in accordance with the provisions of Section 4.1 and the Certificate of Designation shall have been adopted and approved by Equitex’s board of directors and filed with appropriate authorities in the State of Delaware.

(b)  The representations of Equitex and Merger Sub contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). Equitex and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(c)  Equitex and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation those set forth on Schedule 3.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Equitex’s or Merger Sub’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Equitex or any license, franchise or permit of or affecting Equitex.

(d)  Merger Sub shall have executed the Certificate of Merger.

(e)  Equitex shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer of Equitex, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Sections 6.3(a), (b) and (c) have been fulfilled.

(f)  Equitex shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Equitex necessary to approve this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a copy of the certificate of incorporation of Equitex, certified by the Secretary of State of Delaware, and one or more certificates from the Secretary of State of Delaware and any other jurisdictions evidencing the good standing of Equitex in such jurisdictions in which it transacts business, and (iii) a certificate of the corporate secretary of Equitex dated as of the Effective Date certifying to the Company that copies of the resolution referred to in clause (i) above are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and certifying that the certificates furnished pursuant to clause (ii) above are true, correct and complete as received from such governmental offices.

Article 7
Termination

7.1  Termination. This Agreement may be terminated prior to the Effective Date:

(a)  by mutual consent of the Company and Equitex, if the boards of directors of each so determines by vote of a majority of the members of its entire board;

(b)  by Equitex, if the Company shall have breached any of its representations, or failed to perform any of its covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Section 6.2(d) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that Equitex may only terminate this Agreement pursuant this Section 7.1(b) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on Equitex and the Surviving Company taken as a whole;

(c)  by Equitex if there has been a Material Adverse Effect on the Company reflected in the interim financial statements delivered by the Company under Section 6.2(a), judged with respect to Company’s the interim financial statements for the corresponding interim period of the Company’s prior fiscal year;

(d)  by the Company, if Equitex or Merger Sub shall have breached any of their representations, or failed to perform any of their covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Sections 6.1(b) and 6.3(b) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that the Company may only terminate this Agreement pursuant this Section 7.1(d) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on the Surviving Company; or

(e)  by either the Company or Equitex if the Effective Date is not on or before December 31, 2005, or such later date as the Company and Equitex may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

Article 8
Indemnification

8.1  Indemnification of the Company. Equitex shall defend, indemnify and hold the Company, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all liability, demands, damages, including expenses or losses including death, personal injury, illness or property damage (collectively, “Losses”) arising directly or indirectly out of any: (a) breach of this Agreement by Equitex, its Affiliates, or permitted assigns or transferees; (b) actual or asserted violations of applicable law by Equitex, its Affiliates, or permitted assignees or transferees; (c) use by Equitex, its Affiliates, or permitted assignees or transferees of the Company Intellectual Property; except, in any case, for those Losses for which the Company has an obligation to indemnify Equitex and its Affiliates pursuant to Section 8.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses, other than liability resulting from the Company’s gross negligence, recklessness or willful misconduct (which liability shall be the Company’s for all purposes). For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For this purpose only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

8.2  Indemnification of Equitex. GHTI and the Company, jointly and severally from the date hereof until the Effective Date, and GHTI, individually from and after the Effective Date, shall defend, indemnify and hold Equitex, its Affiliates and their respective directors, officers, employees and agents harmless from and against all Losses arising directly or indirectly out of any: (a) breach of this Agreement by the Company, its Affiliates, or permitted assigns or transferees; (b) actual or asserted violations of applicable law by the Company, its Affiliates, or permitted assigns or transferees; or (c) any improper use by the Company, its Affiliates, or permitted assignees or transferees of the Company Intellectual Property; except, in any case, for those Losses for which Equitex has an obligation to indemnify the Company and its Affiliates pursuant to Section 8.1, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses; provided that, the obligations of GHTI under this Article 8 shall be limited to an amount equal to the amount of Merger Consideration, together with any proceeds therefrom, received by GHTI.

8.3  Indemnification Procedure.

(a)  The indemnified party shall give the indemnifying party prompt written notice of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 8.1 or Section 8.2, but in no event shall the indemnifying party be liable for any Losses that result from any delay in providing such notice. Each claim notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such party to this Agreement.

(b)  The obligations of an indemnifying party under this Article 8 with respect to Losses arising from claims of any third party that are subject to indemnification as provided for in Sections 8.1 or 8.2 (a “Third-Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i)  At its option, the indemnifying party may assume the defense of any Third-Party Claim by giving written notice to the indemnified party within 30 days after the indemnifying party’s receipt of a claim notice as described in paragraph (a) above. The assumption of the defense of a Third-Party Claim by the indemnifying party shall not be construed as an acknowledgment that the indemnifying party is liable to indemnify any indemnified party in respect of the Third-Party Claim, nor shall it constitute a waiver by the indemnifying party of any defenses it may assert against any indemnified party’s claim for indemnification. Upon assuming the defense of a Third-Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third-Party Claim any legal counsel selected by the indemnifying party. In the event the indemnifying party assumes the defense of a Third-Party Claim, the indemnified party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any indemnified party in connection with the Third-Party Claim. Should the indemnifying party assume the defense of a Third-Party Claim, the indemnifying party shall not be liable to the indemnified party or any other indemnified party for any legal expenses subsequently incurred by such indemnified party in connection with the analysis, defense or settlement of the Third-Party Claim. In the event that it is ultimately determined that the indemnifying party is not obligated to indemnify, defend or hold harmless an indemnified party from and against the Third-Party Claim, the indemnified party shall reimburse the indemnifying party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying party in its defense of the Third-Party Claim with respect to such indemnified party.

(ii)  Without limiting Section 8.3(b)(i), an indemnified party shall be entitled to participate in, but not control, the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the indemnified party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying party in writing or (ii) the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 8.3(b)(i) (in which case the indemnified party shall control the defense).

(iii)  With respect to any Losses relating solely to the payment of money damages in connection with a Third-Party Claim and that will not result in the indemnified party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third-Party Claims, where the indemnifying party has assumed the defense of the Third-Party Claim in accordance with Section 8.3(b)(i), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed). The indemnifying party shall not be liable for any settlement or other disposition of a Loss by an indemnified party that is reached without the written consent of the indemnifying party. Regardless of whether the indemnifying party chooses to defend or prosecute any Third-Party Claim, no indemnified party shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the indemnifying party.

(iv)  Regardless of whether the indemnifying party chooses to defend or prosecute any Third-Party Claim, the indemnified party shall, and shall cause each other indemnified party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying party to, and reasonable retention by the indemnified party of, records and information that are reasonably relevant to such Third-Party Claim, and making indemnified parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection therewith.

(v)  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the indemnified party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying party, without prejudice to the indemnifying party’s right to contest the indemnified party’s right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party.

(vi)  From the date hereof until one year after the Effective Date, if GHTI is required to provide indemnification to Equitex hereunder, Equitex shall be entitled to offset that portion of the value of any Equitex Common Stock issued upon GHTI’s conversion of Series L Preferred Stock (such value to be determined as of the date of such conversion), as applicable, which is still due and owing at the time the indemnification obligation arises, and may continue to so offset future payments and issuances until such time as the indemnification obligations of GHTI shall have been satisfied in full.

Article 9
Dispute Resolution

9.1  Arbitration; Jurisdiction and Venue.

(a)  Except as described in Section 9.2(m), any dispute arising out of or related to this Agreement or any breach or alleged breach hereof (collectively referred to herein as a “dispute”) shall be exclusively decided by binding arbitration before a single arbitrator in the State of Delaware, pursuant to and in accordance with the terms and provisions of the Arbitration Protocol (as defined below). The Company, GHTI, Equitex and Merger Sub hereby irrevocably waive their respective right, if any, to have any disputes between them arising out of or related to this Agreement decided in any jurisdiction or venue other than by binding arbitration pursuant to the Arbitration Protocol. Each party understands that its agreement to submit to binding arbitration pursuant to the Arbitration Protocol, and its other covenants under this Article 9 is material consideration and inducement for the other to enter into this Agreement. As a consequence of this paragraph, each party shall have the right, in its sole discretion, to: (i) arbitrate any dispute it may have with such other party; or (ii) remove any complaint previously served and filed with a court by such other party to be resolved the underlying dispute by arbitration hereunder. In any arbitration hereunder, the arbitrator shall have the power and authority to issue temporary and permanent awards of injunctive and equitable relief. In any arbitration hereunder, a party may, pending the appointment of an arbitrator, seek temporary injunctive and equitable relief from a State court in Delaware.

(b)  Delaware state court shall have exclusive jurisdiction and venue over any disputes between the parties which require a judicial decision or judicial enforcement. In this regard, each party hereby irrevocably consents to the exclusive personal jurisdiction of the state courts in Delaware for the purposes of any action arising out of or related to this Agreement, specifically including but without limitation actions for temporary equitable relief, actions to compel arbitration, actions to enforce temporary and permanent arbitration awards, and any other proceedings pursuant to the Federal Arbitration Act (except proceedings in other jurisdictions to enforce judgments entered by the Delaware state court pursuant hereto).

(c)  Each party irrevocably covenants not to sue the other party in any jurisdiction or venue other than the Delaware state court for the purposes of any action arising out of or related to this Agreement or the Arbitration Protocol. Each party further agrees not to assist, aid, abet, encourage, be a party to, or participate in the commencement or prosecution of any lawsuit or action by any third party arising out of or related to this Agreement in any jurisdiction or venue other than a state court in Delaware.

9.2  Arbitration Protocol. This Arbitration Protocol (the “Arbitration Protocol”) shall govern all arbitrations commenced pursuant to this Agreement:

(a)  This is the complete agreement between the parties on the subject of arbitration of disputes. The claims that are subject to binding arbitration hereunder include all of each party’s claims of any kind to any relief of any kind.

(b)  The parties agree that the arbitration of any dispute under this Arbitration Protocol shall be a confidential proceeding between only the parties hereto, and that no joinder of other parties shall be permitted by the Arbitrator, as defined below, and no class action shall be allowed by the arbitrator.

(c)  The American Arbitration Association shall administer the arbitration. The Commercial Rules of the American Arbitration Association (“Rules”) shall govern the arbitration except as those Rules may be modified in or by this Arbitration Protocol.

(d)  All arbitrations under this Arbitration Protocol shall be conducted before a single neutral arbitrator (the “Arbitrator”) mutually selected by the parties. If the parties cannot agree upon an Arbitrator, the Arbitrator shall be chosen in conformity with the Rules. In cases where temporary and/or permanent equitable relief is sought at the time of commencement of the arbitration, a party shall immediately and without delay select and appoint an Arbitrator to hear and determine the application for such relief subject only to the right of the other party to challenge the arbitrator for cause pursuant to the Rules and this Arbitration Protocol.

(e)  The Arbitrator shall be a former state or federal judge, or a person who has been licensed lawyer practicing in the State of Delaware for at least 15 years. The arbitrator cannot actively have any direct or indirect interest in favoring either party when deciding the case. The Arbitrator shall disclose in advance of the initial hearing any potential or actual conflict of interest, and shall thereafter disclose any newly arising potential or actual conflict of interest immediately upon learning of same.

(f)  The Arbitrator may award any and all interim and permanent damages, remedies and relief as would be available in a court in the State of Delaware except punitive or exemplary damages. Notwithstanding the foregoing, the Arbitrator may award any amounts allowed to a prevailing party pursuant to any statutory claim. The Arbitrator shall have the explicit authority to grant temporary and/or permanent equitable relief, including injunctions, to the full extent such authority is available to courts under Delaware law. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(g)  Each party has the right to be represented by an attorney of their own choice. Each party will be responsible for payment of their own attorneys’ fees, court reporter fees, and other such costs and expenses for representation. Nevertheless, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and/or recovery of costs, the Arbitrator may award reasonable fees and costs to the prevailing party.

(h)  Discovery in each proceeding under this Arbitration Protocol shall be limited to (i) not more than three depositions per side, each deposition being limited to a maximum of seven hours in length, and (ii) no more than ten written interrogatories per party (including discrete subparts). The Arbitrator may, in his or her discretion, allow additional discovery only upon a showing of exigent circumstances that demonstrate good cause. Written requests for production of documents shall not be expressly limited in number, but must be reasonable in number and scope and reasonably calculated to lead to the discovery of admissible evidence. All discovery shall be accomplished on an expedited basis, with written responses and/or production of documents due within 20 business days of service, absent an extension of time agreed upon by the parties or granted by the Arbitrator upon a showing of good cause. All testimony and evidence produced during discovery shall be deemed confidential whether physically so designated or not, and may not be disclosed to any person other than the parties and their respective counsel, and may not be used for any purpose other than the arbitration proceeding. Either party may, in its discretion, designate testimony or evidence as “highly confidential for attorneys’ eyes only.” The parties may enter into a reasonable protective order containing such other terms and provisions as may be deemed necessary and expedient or, if the parties are unable to agree on the terms of a protective order, seek to have a protective order entered by the Arbitrator. To the extent discovery rules are not otherwise provided in this Arbitration Protocol, discovery shall be governed by the Federal Rules of Civil Procedure.

(i)  The arbitration shall be conducted within 60 days of service of an arbitration claim or, in the case of a removal of litigation for resolution pursuant to binding arbitration, arbitration demand made by a party hereunder. Any such claim or demand shall be made by written notice submitted in accordance with Section 10.1. The Arbitrator shall preside over the Arbitration hearing. Evidence may be introduced at the Arbitration hearing by live witnesses or by submission of affidavits, provided that the non-presenting party shall have been afforded an opportunity to cross-examine the witness either before or during the arbitration hearing. The location of the arbitration shall be in a convenient location in the State of Delaware, unless the parties agree to a different location or means of arbitration (including an arbitration by telephone or video conference).

(j)  The Arbitrator’s decision must be based on established principles of state law as to any state law claim and established principles of federal law as to any federal law claim. The decision of the arbitrator will be in writing, final and binding on the parties, subject to the rights of both parties to judicial review pursuant to the provisions of the Federal Arbitration Act. The arbitrator will deliver the decision and provide the written reasons for the award within ten calendar days of the conclusion of the Arbitration hearing (and any period thereafter allowed for written submissions). The Arbitrator’s award will have no binding affect on any other party or claim outside of the arbitration between the parties.

(k)  Each party shall have the right to bring an action in the state court to compel arbitration of any claim covered by the Agreement or this Arbitration Protocol.

(l)  All aspects of this Arbitration Protocol and the proceedings pursuant hereto shall be governed by and interpreted in accordance with the provisions of the Federal Arbitration Act. The arbitration award may be entered or challenged solely in accordance with, and upon the grounds specified in, the Federal Arbitration Act. Venue of any proceedings commenced pursuant to the Federal Arbitration Act shall be in Delaware state court.

(m)  The parties will share the costs and expenses of any advance filing fees and arbitrator compensation charges imposed by the administrator of the arbitration and the Arbitrator for the arbitration proceeding, and shall equally bear corresponding post-filing costs unless the Arbitrator determines that the equities require they be assessed differently.

9.3  Exceptions and Qualifications to Binding Arbitration. Notwithstanding anything to the contrary contained in this Article 9:

(a)  Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any Patent licensed hereunder shall be resolved in any court having jurisdiction thereof. In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any such Patent, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability and infringement; and, in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, enforceability, or infringement of any Patent licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

(b)  A party may bring one or more claims for injunctive relief in a state or federal court in Delaware. In this regard, each party acknowledges and agrees that the restrictions set forth in 5.5 and 5.10 are reasonable and necessary to protect the legitimate interests of the other party and that such other party would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of 5.5 or 5.10 may result in irreparable injury to such other party. Each Party also acknowledges and agrees that in the event of a violation or threatened violation of any provision of 5.5 or 5.10, the other party shall be entitled to seek preliminary and permanent injunctive relief without the necessity of having to post a bond. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such other party. Nothing in this paragraph (or any other provision of this Agreement) is intended, or should be construed, to limit a party’s right to preliminary and permanent injunctive relief or any other equitable remedy for breach of any other provision of this Agreement.

Article 10
General Provisions

10.1  Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	Hydrogen Power, Inc. 1942 Westlake Avenue, Suite 1010 Seattle, Washington 98101 Facsimile: (206) 728-2423 Attn: James Matkin, Chairman
With copies to:	Lang Michener LLP 1500 Royal Centre, P.O. Box 11117 1055 West Georgia Street Vancouver, British Columbia V6E 4N7 Facsimile: (604) 685-7084 Attn: Michael Taylor

If to Equitex or Merger Sub:	Equitex, Inc. 7315 East Peakview Avenue Englewood, Colorado 80111 Facsimile: (303) 796-9762 Attn: Henry Fong, President
With copies to:	Maslon Edelman Borman & Brand, LLP 90 South Seventh Street, Suite 3300 Minneapolis, MN 55402 Facsimile: (612) 642-8358 Attn: William M. Mower

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received, if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed or telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

10.2  Knowledge Convention. For all purposes of this Agreement, the term “Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

10.3  No Survival. The representations and warranties and obligations contained in this Agreement shall survive the execution and deliver of this Agreement and the consummation of the transactions contemplated hereby for a period of one year following the Effective Date or earlier termination of this Agreement in accordance with Section 7.1; provided that, the obligations contained in Article 1 and any other obligation contained in this Agreement, including without limitation the terms in Sections 5.1 and 5.5(b) and Article 8, Article 9 and this Article 10, explicitly requiring performance or compliance after the one-year period following the Effective Date will survive indefinitely.

10.4  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated.

10.5  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

10.6  Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

10.7  Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

10.8  Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

10.9  Counterparts; Delivery. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

10.10  Third-Party Beneficiaries. Except as provided in the next following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that in the event that the Merger is consummated, the Company stockholders shall be third-party beneficiaries under the provisions of this Agreement giving them the right to the Merger Consideration.

10.11  Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to its conflicts-of-law principles.

In Witness Whereof, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

HYDROGEN POWER, INC.: By: /s/ James G. Matkin Name: James G. Matkin Title: Executive Chairman	EQUITEX, INC.: By: /s/ Henry Fong Name: Henry Fong Title: President
EI ACQUISITION CORP.: By: /s/ Henry Fong Name: Henry Fong Title: President

ACKNOWLEDGED AND AGREED AS TO
ARTICLE 2, ARTICLE 8 AND ARTICLE 9
OF THIS AGREEMENT:

GLOBAL HYDROFUEL TECHNOLOGIES, INC.

By: /s/ James G. Matkin
Name: James G. Matkin
Title: Executive Chairman

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

BY AND AMONG

EQUITEX, INC.,

EI ACQUISITION CORP.,

AND

HYDROGEN POWER, INC.

October 31, 2005

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

This First Amendment to Agreement and Plan of Merger and Reorganization (this “Agreement”) is entered into as of October 31, 2005, by and among Hydrogen Power, Inc., a Delaware corporation (the “Company”), Equitex, Inc., a Delaware corporation (“Equitex”), and EI Acquisition Corp., a Delaware corporation that is wholly owned by Equitex (the “Merger Sub”).

INTRODUCTION

A.  The Company, Equitex and Merger Sub have entered into that certain Agreement and Plan of Merger and Reorganization dated September 13, 2005 (the “Merger Agreement”) whereby the Company and Merger Sub will merge with the surviving corporation being a subsidiary of Equitex (the “Merger”).

B.  Equitex desires to acquire 850,000 shares of the common stock of the Company from the shareholders of the Company (the “HPI Shareholders”) in exchange for the issuance of 700,000 shares of the common stock of Equitex to the HPI Shareholders, on a pro rata basis (the “Share Exchange”).

C.  The Share Exchange is to be completed in advance of the Merger on the terms and subject to the conditions of the share exchange agreement to be entered into between Equitex and the HPI Shareholders in the form attached hereto as Exhibit A (the “Share Exchange Agreement”).

D.  The Company, Equitex and Merger Sub have agreed to amend the Merger Agreement by entering into this Agreement in order to consent to the Share Exchange Agreement and to adjust the share conversion ratios as a result of the completion of the Share Exchange in advance of the Merger.

E.  The Company, Equitex and Merger Sub have agreed to further amend the Merger Agreement by entering into this Agreement in order to confirm that the Company Warrants (as defined herein) will be exchanged for warrants to purchase an equivalent number of shares of Equitex common stock at an exercise price of $3.00 per share.

F.  The Company, Equitex and Merger Sub have agreed to further amend the Merger Agreement to (i) allow for the Company to merge with and into the Merger Sub, and the Merger Sub to be the Surviving Corporation (as defined in Section 1.1 of the Merger Agreement) and (ii) provide voting rights to the holders of the Series L Preferred Stock issued pursuant to the Merger.

G.  The parties to this Agreement intend to adopt the Merger Agreement, as amended by this Agreement, as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan. Accordingly, the parties to the Merger Agreement, as amended by this Agreement, confirm their intention that the Merger qualify as a “reorganization,” within the meaning of Code Section 368(a) and a “foreign merger” within the meaning of Section 87(8.1) of the Income Tax Act (Canada), and that, with respect to the Merger, Equitex, Merger Sub and the Company will each be a “party to a reorganization,” within the meaning of Code Section 368(b).

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AGREEMENT

Now, Therefore, in consideration of the foregoing premises, and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

Article 1

Amendment

1.1  Share Exchange

. Each party hereto consents to the completion of the Share Exchange on the terms and conditions of Share Exchange Agreement.

1.2  Amendment to Merger Structure. In order to reflect a change in the structure of the Merger with respect to the surviving corporation in the Merger:

(a)  Paragraph A of the Introduction to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“A. The boards of directors of the Company, Equitex and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate a merger (the “Merger”) of the Company with and into the Merger Sub, with the Merger Sub remaining as the surviving corporation and a wholly owned subsidiary of Equitex.”

(b)  Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“1.1 The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article 6, at the Effective Time (as defined in Section 1.2(d) below), (i) the Company will merge with and into the Merger Sub, and (ii) the Merger Sub will be the surviving corporation to the Merger and a wholly owned subsidiary of Equitex. The term “Surviving Company” as used herein shall mean the Merger Sub as a wholly owned subsidiary of Equitex after giving effect to the Merger. The Merger will be effected pursuant to the execution and filing of a certificate of merger in accordance with the provisions of the DGCL, and in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”).”

1.3  Amendment to Date of Closing. In order to reflect a change in the date of the Closing, Section 1.2(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Subject to the provisions of Article 6 and Article 7, the closing of the transactions contemplated hereby (the “Closing”) shall take place by mutual release of all Closing deliveries at a mutually agreeable date and time, but in no event later than December ___, 2005. On the Closing date, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall become effective upon such filing of the Certificate of Merger or at such later date or time as is specified in the Certificate of Merger (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which Merger shall become effective pursuant to this Section 1.2(d).”

1.4  Adjustment to Merger Consideration

. In order to reflect the completion of the Share Exchange in advance of the Merger, Section 1.3 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“1.3 Effect on the Company’s Capital Stock and Merger Sub Capital Stock

. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)  Each issued and outstanding share of Company common stock (“Company Common Stock”) immediately prior to the Effective Time, other than shares to be extinguished pursuant to Section 1.3(d), shall be converted into and exchanged for:

(i)  that number of fully paid and non-assessable shares of Equitex common stock (“Equitex Common Stock”) equal to the quotient resulting from dividing (A) the number of shares determined by taking the product of (1) the number of shares of Equitex Common Stock issued and outstanding immediately prior to the Effective Time minus 700,000, multiplied by (2) 0.4, and subtracting from such product 700,000 by (B) the number shares of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time, on a fully diluted basis, less 850,000, but not assuming the exercise of the Company Warrants (as defined in Section 1.3(c)) issued and outstanding immediately prior to the Effective Time (the “Common Stock Exchange Ratio”); and

(ii)  that number of fully paid and non-assessable shares of each of the Equitex Series L-1 Convertible Preferred Stock (the “L-1 Preferred Stock”), Equitex Series L-2 Convertible Preferred Stock (the “L-2 Preferred Stock”) and Equitex Series L-3 Convertible Preferred Stock (the “L-3 Preferred Stock”; collectively, the L-1 Preferred Stock, L-2 Preferred Stock and the L-3 Preferred Stock shall be referred to as the “Series L Preferred Stock”), respectively, equal to the quotient resulting from dividing (A) 100,000 by (B) the number of issued and outstanding shares of the Company’s Common Stock immediately prior to the Effective Time, on a fully diluted basis, less 850,000, but not assuming the exercise of the Company Warrants (as defined in Section 1.3(d)) issued and outstanding immediately prior to the Effective Time (the “Preferred Stock Exchange Ratio”); the Series L Preferred Stock shall have the rights, preferences and privileges as set forth in the Equitex Series L Convertible Preferred Stock Certificate of Designation, in the form attached hereto as Exhibit B (the “Certificate of Designation”), and be convertible as set forth therein.

Equitex shall issue to each holder of Company Common Stock (other than holders of shares extinguished pursuant to Section 1.3(d)) the number of shares of Equitex Common Stock and Series L Preferred Stock equal to the number of shares of Company Common Stock held by such shareholder multiplied by the Common Stock Exchange Ratio and Preferred Stock Exchange Ratio, respectively. No fractional shares of Equitex Common Stock or Series L Preferred Stock will be issued upon the exchange of Company Common Stock.

(b)  All options to purchase Company Common Stock, as set forth in Disclosure Schedule 2.3 to this Agreement (the “Company Options”), or other securities of the Company exercisable or convertible into, or exchangeable for, shares of Company Common Stock that are outstanding immediately prior to the Effective Time, other than the Company Warrants (collectively, the “Company Convertible Securities”), shall convert automatically into securities exercisable or convertible into, or exchangeable for, that number of shares of Equitex Common Stock and Series L Preferred Stock (“Equitex Convertible Securities”) as the holders thereof would have been entitled to receive if such Company Convertible Securities had been converted into or exercised for shares of Company Common Stock immediately prior to the Effective Time, based on the Common Stock Exchange Ratio and Preferred Stock Exchange Ratio, respectively; provided, however, that the exercise price per share of Equitex Common Stock under each such Equitex Convertible Security received by holders of Company Convertible Securities will be equal to the quotient obtained by dividing the purchase price per share of Company Common Stock under each outstanding Company Convertible Security by the Common Stock Exchange Ratio and Preferred Stock Exchange Ratio, as applicable. No fractional shares of Equitex Common Stock or Series L Preferred Stock will be issued upon exercise or conversion of Equitex Convertible Securities issuable hereunder.

(c)  All outstanding warrants to purchase shares of the Company’s common stock, as listed in Disclosure Schedule 2.3 to this Agreement (the “Company Warrants”), shall be exchanged for warrants to purchase an equivalent number of shares of Equitex Common Stock, without adjustment, at an exercise price of $3.00 per share (“Equitex Warrants”) for the unexpired term of the original share purchase warrants.

(d)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Equitex or Merger Sub, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(e)  All issued and outstanding shares of common stock of Merger Sub held by Equitex immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

(f)   The Equitex Warrants issuable upon the Merger under paragraph 1.3(c) above, the Equitex Convertible Securities issuable upon the Merger under paragraph 1.3(b) above and the Equitex Common Stock and the Series L Preferred Stock issuable upon the Merger under paragraph 1.3(a) above are collectively referred to as the “Merger Consideration.””

1.5  Registration Rights for Warrant Shares

. The shares of Equitex common stock issuable upon exercise of the Equitex Share Purchase Warrants will be treated as “Registrable Securities” for the purposes of Section 5.11 of the Merger Agreement and Equitex will use its best efforts to prepare and file with the Securities and Exchange Commission (the “SEC”), as early as possible following closing of the Merger Agreement, and in no event later than sixty (60) days following closing, a registration statement under the Securities Act covering the resale of the shares of Equitex common stock issuable upon exercise of the Equitex Share Purchase Warrants. Equitex will use its best efforts to obtain the effectiveness of such registration statement(s) as soon as practicable, and once effective, to maintain such effectiveness for a period of at least two years from the date such shares issued. Equitex’s obligation to obtain and maintain such effectiveness is conditioned upon the cooperation of the holders of the Equitex Share Purchase Warrants in furnishing information to Equitex relating to such holders’ method of distribution and other information requested by Equitex. Any and all expenses incurred in connection with such registration shall be borne by Equitex. Any and all selling expenses incurred by the holders of the Equitex Share Purchase Warrants shall be borne by such holders.

1.6  Additional Conditions to Obligations of Equitex and Merger Sub. The following shall be incorporated into the Merger Agreement as Section 6.2(i):

“(i) The Company shall have received, on or prior to the Closing Date, from the holders thereof, all of the Company Warrants to be exchanged for Equitex Warrants.”

1.7  Inclusion of Voting Rights for Series L Preferred Stock. In order to allow for the provision of voting rights to the holders of the Series L Preferred Stock, the Certificate of Designation attached as Exhibit B to the Merger Agreement is hereby deleted in its entirety and replaced with the Certificate of Designation attached hereto as Exhibit A.

Article 2

General Provisions

2.1  Merger Agreement in Full Force and Effect

. The Merger Agreement shall continue in full force and effect without amendment except as expressly provided for in this Agreement.

2.2  Interpretation

. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated.

2.3  Severability

. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

2.4  Amendment

. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

2.5  Miscellaneous

. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

2.6  Counterparts; Delivery

. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

2.7  Governing Law

. This Agreement is governed by the internal laws of the State of Delaware without regard to its conflicts-of-law principles.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

HYDROGEN POWER, INC.: By: Name: Title:	EQUITEX, INC.: By: Name: Henry Fong Title: President
EI ACQUISITION CORP.: By: Name: Henry Fong Title: President

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EQUITEX, INC.

CERTIFICATE OF DESIGNATION OF
SERIES L PREFERRED STOCK

The Undersigned, on behalf of Equitex, Inc. a Delaware corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s board of directors (the “Board”), effective as of ___________, 2005, pursuant to the authority conferred upon the Board by the Corporation’s certificate of incorporation, as amended, and in accordance with the Delaware General Corporation Law (the “DGCL”):

RESOLVED: that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s certificate of incorporation, as amended, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

1. Amount; Designation; Sub-Series. The designation of this series, the authorized amount of which consists of 300,000 shares of preferred stock, is Series L Preferred Stock with a par value of $0.01 per share (the “Series L Preferred Stock”). The Series L Preferred Stock shall be divided into and issuable in three separate sub-series denominated “Series L-1 Preferred Stock,”“Series L-2 Preferred Stock,” and “Series L-3 Preferred Stock.” Each sub-series of Series L Preferred Stock shall have an authorized amount equal to one-third of the total amount of shares authorized for issuance as Series L Preferred Stock.

2. Rank. In the event of the Corporation’s liquidation, the Series L Preferred Stock shall rank senior to any class or series of the Corporation’s capital stock hereafter created that ranks junior to the Series L Preferred Stock; pari passu with any class or series of the Corporation’s capital stock hereafter created that ranks on parity with the Series L Preferred Stock; and junior to any class or series of the Corporation’s capital stock hereafter created that ranks senior to the Series L Preferred Stock. The Series L Preferred Stock shall be junior to all classes of the Corporation’s preferred stock authorized as of the date hereof; shall be senior to the Corporation’s common stock; and each sub-series of Series L Preferred Stock shall be pari passu with each other sub-series.

3.  Voting Rights. The holders of Series L Preferred Stock shall be entitled to one vote on all matters respecting the affairs of the Corporation submitted to the holders of the Corporation’s voting capital stock, for each share of Series L Preferred Stock hold.

4. No Dividends. No dividends shall accrue on the Series L Preferred Stock.

5. No Preemptive Rights. Holders of Series L Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series L Preferred Stock.

6. Liquidation Rights. In the event of a liquidation of the Corporation, the holders of Series L Preferred Stock then outstanding shall be entitled to receive a liquidation preference, before any distribution is made to the holders of the Corporation’s common stock, in an aggregate amount equal to the par value of their shares of Series L Preferred Stock.

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7. Conversion Rights.

(a) The Series L Preferred Stock shall convert into such number of fully paid and non-assessable shares of Corporation’s common stock in the manner set forth in paragraph (b) below.

(b) Subject to the conditions set forth in paragraph (c) below, the adjustments set forth in paragraph (d) below, and Section 11:

(i) If one of the conditions set forth in paragraph (c) below is satisfied on or prior to the 180th day after the Effective Date, then on such 180th day all outstanding shares of Series L-1 Preferred Stock shall together convert into 40% of the then-outstanding number of shares of the Corporation’s common stock (on a pre-conversion basis).

(ii) If either (z) two of the conditions set forth in paragraph (c) below are satisfied on or prior to the 270th day after the Effective Date, or (y) one of the conditions set forth in paragraph (c) below is satisfied on or prior to the 270th day after the Effective Date, but none of the conditions was satisfied on or prior to the 180th day after the Effective Date, then on such 270th day all outstanding shares of Series L-2 Preferred Stock shall together convert into 40% of the then-outstanding number of shares of the Corporation’s common stock (on a pre-conversion basis).

(iii) If either (z) each of the conditions set forth in paragraph (c) below are satisfied on or prior to the 360th day after the Effective Date, (y) two of the conditions set forth in paragraph (c) below are satisfied on or prior to the 360th day after the Effective Date, but only one of the conditions was satisfied prior to the 270th day after the Effective Date, or (x) one of the conditions set forth in paragraph (c) below is satisfied on or prior to the 360th day after the Effective Date, but none of the conditions was satisfied on or prior to the 270th day after the Effective Date, then on such 360th day all outstanding shares of Series L-3 Preferred Stock shall together convert into 40% of the then-outstanding number of shares of the Corporation’s common stock (on a pre-conversion basis).

(iv) Upon any conversion of Series L Preferred Stock hereunder, each holder of the particular sub-series of Series L Preferred Stock being converted shall be entitled to receive that proportion of shares of common stock issued upon such conversion that the total number of such sub-series of preferred shares held by such holder (immediately prior to such conversion) bears to the total number of such sub-series of preferred shares outstanding (immediately prior to such conversion).

(v) For purposes of this Certificate of Designation, the following terms shall have the meanings set forth below:

(A) “Effective Date” shall have the meaning set forth in the Merger Agreement; and

(B) “Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization by and among the Corporation, HPI and EI Acquisition Co., dated as of September 9, 2005.

(c) The conversion of the Series L Preferred Stock as set forth in paragraph (b) above is subject to the prior satisfaction, as determined in the sole discretion of the Board, of the following conditions:

(i) Since the date of the Merger Agreement, Equitex and its subsidiaries shall have raised at least $3,000,000 in additional financing, including, without limitation, any proceeds received by Equitex upon the exercise of the Corporation’s warrants; provided that, the Loan Amount of $3,000,000 (as contemplated in Section 5.1 of the Merger Agreement), and any financing secured by Equitex to raise such $3,000,000 for the Loan Amount, will not be included in such financing;

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(ii) HPI shall have engineered a prototype generator, of marketable value, which produces hydrogen from the aluminum-assisted water splitting process for various micro and portable power applications, such as, for purposes of illustration only, cell phone power charging applications or military soldier power applications; and

(iii) HPI shall have engineered a prototype generator, of marketable value, which produces hydrogen from the aluminum-assisted water splitting process for macro power applications such as fuel cells and internal combustion engines.

(d) In case the Corporation (i) reclassifies its capital stock, consolidates or merges with or into another entity (where the Corporation is not the survivor or where there is a change in, or distribution with respect to, the Corporation’s common stock), sells, conveys, transfers or otherwise disposes of all of its property, assets or business to another person or entity, or effectuates a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (other than upon any conversions of Series L Preferred Stock hereunder) (each a “Fundamental Corporate Change”) and, (ii) pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash or securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (collectively, “Other Property”), are to be received by or distributed to the holders of Corporation’s common stock; then, upon conversion of the Series L Preferred Stock hereunder in accordance with the terms hereof, each holder of shares of Series L Preferred Stock shall have the right to receive the number of shares of common stock of the successor or acquiring corporation or of the Corporation and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of common stock into which such Series L Preferred Stock may be converted immediately prior to such Fundamental Corporate Change.

(e) Shares of common stock to be issued upon any conversion of Series L Preferred Stock shall be rounded to the nearest full share; no fractional shares of common stock shall be issued upon any such conversion.

(f) The Corporation shall reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall from time to time be sufficient to effect the conversion of the Series L Preferred Stock then outstanding pursuant to the terms of this Certificate of Designation.

(g) As a condition to the Corporation’s obligation to issue and deliver certificates representing the shares of common stock into which the Series L Preferred Stock is convertible under this Section 7, holders of converted shares of Series L Preferred Stock shall return their certificates representing such preferred stock for cancellation on the Corporation’s books.

8. Loss, Theft, Destruction of Certificates. Upon the Corporation’s receipt of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series L Preferred Stock (in form reasonable satisfactory to the Corporation) and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender and cancellation of the mutilated certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate representing shares of Series L Preferred Stock, a new certificate representing shares of Series L Preferred Stock of like tenor.

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9. Who Deemed Absolute Owner. The Corporation may deem the holder, whether an individual or an entity, in whose name shares of Series L Preferred Stock is registered upon the Corporation’s books to be, and may treat it as, the absolute owner of such shares of Series L Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.

10. Transfer Restrictions; Legend. Until the lapse of the 181st, 271st and 361st days after the Effective Date, no shares of Series L-1 Preferred Stock, Series L-2 Preferred Stock and Series L-3 Preferred Stock, respectively, shall be transferable on the Corporation’s books, except with the consent of the Board. Certificates representing all shares of Series L Preferred Stock, and all shares of the Corporation’s common stock issued upon conversion thereof, shall contain a legend substantially in the form set forth in Section 1.5 of the Merger Agreement.

11. Offset and Forfeiture. The Corporation’s obligation to issue shares of its common stock upon conversion of Series L Preferred Stock issued to GHTI (as defined in the Merger Agreement) pursuant to Section 7 hereof is subject to the right of offset contained in Article 8 of the Merger Agreement. In the event that the Corporation exercises its right to offset its applicable damages against the shares of common stock issuable under this Certificate of Designation, then the Corporation shall be obligated only to issue that number of shares of its common stock not subject to offset, and HPI shall thereupon automatically forfeit its right to such offset shares with any further action required by the Corporation.

12. Stock-Transfer Register. The Corporation shall keep at its principal office an original or copy of a register in which it shall provide for the registration of the Series L Preferred Stock. Upon any transfer of Series L Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on its stock-transfer register.

13. Amendments. The Corporation may amend this Certificate of Designation only with the approving vote of holders of a majority of the then-outstanding shares of Series L Preferred Stock.

14. Headings. The headings of the sections, subsections and paragraphs of this Certificate of Designation are inserted for the convenience of the reader only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

15. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

16. Governing Law. The terms of this Certificate of Designation shall be governed by the laws of the State of Delaware, without regard to its conflicts-of-law principles.

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In Witness Whereof, Equitex, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this ____ day of _________, 2005.

EQUITEX, INC.:

By: /s/
Henry Fong
Chief Executive Officer, President and
Chief Financial Officer

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